FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
STRONG 2018 SECOND QUARTER RESULTS

Revenue up 9.1%, Net Income up 123%, Raises Full Year Guidance Ranges

THE WOODLANDS, TX - August 2, 2018 - Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the second quarter and six months ended June 30, 2018.

Consolidated Second Quarter 2018 Financial Results Compared to Second Quarter 2017:

•	Revenues grew 9.1% to $268.7 million compared to $246.4 million;

•	Gross margin was 11.7% of revenues compared to 10.2%;

•	Operating income was $12.1 million compared to $8.4 million;

•	Net income attributable to Sterling common stockholders was $8.2 million compared to $3.7 million; and,

•	Net income per diluted share attributable to common stockholders was $0.30 compared to $0.13.

Consolidated Financial Position at June 30, 2018:

•	Cash and Cash Equivalents were $66.6 million;

•	Working capital totaled $114.1 million; and,

•	Total debt was $94.4 million.

Business Overview:
Second quarter 2018 revenues increased 9.1% compared to the prior year quarter. Heavy civil construction revenues grew $14.1 million or 6.7% over the second quarter of 2017 driven mainly by an increase in commercial and aviation projects. Second quarter 2018 residential construction revenues totaled $45.5 million, an increase of 22% over the second quarter of 2017, driven by increasing demand from the Dallas-Fort Worth market along with initial projects in the Houston area.

Gross profit was $31.5 million in the second quarter of 2018, an increase of $6.3 million from the prior year second quarter. Gross margin expanded by 150 basis points to 11.7% reflecting significant improvement in heavy civil construction gross margin along with continued strong profitability from our residential construction business.

General and administrative expenses were $13.6 million in the second quarter of 2018, or 5.1% of revenues compared to $12.8 million or 5.2% in the second quarter of 2017.

Heavy Civil Construction Backlog Highlights:

•
Combined Backlog at June 30, 2018 was $1.041 billion, an increase from $995 million at December 31, 2017. Combined Backlog consists of $885 million of backlog and $156 million of unsigned contracts as of June 30, 2018 compared to $745 million and $250 million at December 31, 2017, respectively. No residential construction is included in backlog;

•
Combined Backlog for June 30, 2018 included $31 million related to our two consolidated construction joint ventures compared to $78 million at the end of 2017, reflecting the substantial progress on these projects. This construction joint venture reduction in backlog has essentially been replaced with new backlog with 100% Sterling participation;

•	Gross margin on projects in Combined Backlog as of June 30, 2018 averaged 8.8%, an increase from 8.3% at December 31, 2017; and,

•	Combined Backlog is comprised of approximately 65% heavy highway construction projects with the balance of 35% consisting mainly of commercial, aviation, water containment and treatment projects.

CEO Remarks and Outlook:
“Sterling delivered strong year-over-year growth on both the top and bottom lines, with all of our businesses making positive contributions in the second quarter,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “Our heavy civil operating income more than doubled. Our Rocky Mountain heavy civil operation continues to execute very well against large project awards received in recent years, and we are optimistic about additional large opportunities in this market for the coming quarters.”

“The second quarter of 2018 marked the beginning of our second year with the residential segment of our business, which grew significantly, and highly profitably, from the same period last year. The Dallas-Fort Worth housing market continues to remain very healthy and our expansion into Houston is progressing on schedule. The combination of our residential business’s best-in-class operations and the persistent robust population growth trend in Texas makes us increasingly confident in the multi-year growth potential of this segment.”

Mr. Cutillo continued, “Also noteworthy is our increased cash position, which ended the quarter at nearly $67 million. Given our healthy cash flow and increasingly strong balance sheet, we are well positioned to pursue strategic uses of our cash as we work towards our target business mix of approximately 50% non-heavy highway work.”

Mr. Cutillo concluded, “Based on our strong second quarter results, our current backlog and the macro outlook for our end markets and geographies, we are raising guidance for 2018 revenues of between $1.030 billion and $1.045 billion and net income attributable to Sterling common stockholders of between $24.0 million and $26.5 million, with average common shares outstanding of 27.5 million. The midpoint of our guidance implies year-over-year growth in revenues of more than 8% and calls for an increase in net income in excess of 118% as compared to 2017. Our revenue expectations reflect growth in our residential business of greater than 10%, and mid-single digit growth in our heavy civil business, with our overall revenue mix continuing to migrate towards higher margin work. Our outlook does not assume any major positive changes in government investment in infrastructure, which would likely enhance our growth forecast.”

Conference Call:
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Thursday, August 2, 2018 at 4:30 p.m. ET/3:30 p.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a construction company that specializes in heavy civil construction and residential construction projects, primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas, Utah and other states in which there are feasible construction opportunities. Our heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Our residential construction projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$268,734	$246,412	$491,226	$399,828
Cost of revenues	(237,269)	(221,207)	(439,240)	(365,336)
Gross profit	31,465	25,205	51,986	34,492
General and administrative expenses	(13,622)	(12,812)	(26,649)	(23,416)
Other operating expense, net	(5,693)	(4,037)	(6,509)	(4,508)
Operating income	12,150	8,356	18,828	6,568
Interest income	201	44	330	85
Interest expense	(3,111)	(2,984)	(6,199)	(3,096)
Loss on extinguishment of debt	—	(755)	—	(755)
Income before income taxes and noncontrolling interests in earnings	9,240	4,661	12,959	2,802
Income tax expense	(98)	(98)	(138)	(125)
Net income	9,142	4,563	12,821	2,677
Noncontrolling interests in earnings	(966)	(901)	(2,158)	(1,272)
Net income attributable to Sterling common stockholders	$8,176	$3,662	$10,663	$1,405

Net income per share attributable to Sterling common stockholders:
Basic	$0.30	$0.14	$0.40	$0.05
Diluted	$0.30	$0.13	$0.39	$0.05

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	26,887	26,978	26,881	25,972
Diluted	27,125	27,336	27,162	26,409

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$66,585	$83,953
Receivables, including retainage	164,465	133,931
Costs and estimated earnings in excess of billings on uncompleted contracts	36,388	37,112
Inventories	1,613	4,621
Receivables from and equity in construction joint ventures	11,766	11,380
Other current assets	9,066	7,529
Total current assets	289,883	278,526
Property and equipment, net	51,726	54,406
Goodwill	85,231	85,231
Intangibles, net	43,618	44,818
Other assets, net	227	317
Total assets	$470,685	$463,298
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$96,384	$97,457
Billings in excess of costs and estimated earnings on uncompleted contracts	58,304	62,374
Current maturities of long-term debt	826	3,978
Income taxes payable	88	81
Accrued compensation	13,096	9,054
Other current liabilities	7,063	9,348
Total current liabilities	175,761	182,292
Long-term liabilities:
Long-term debt, net of current maturities	85,749	86,160
Members' interest subject to mandatory redemption and undistributed earnings	47,837	47,386
Other long-term liabilities	1,246	1,271
Total long-term liabilities	134,832	134,817
Commitments and contingencies (Note 9)
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share; 38,000,000 shares authorized, 27,064,428 and 27,051,468 shares issued	271	271
Additional paid in capital	232,265	231,183
Retained deficit	(79,458)	(90,121)
Total Sterling common stockholders’ equity	153,078	141,333
Noncontrolling interests	7,014	4,856
Total equity	160,092	146,189
Total liabilities and equity	$470,685	$463,298

Segment Results
The following table presents total revenue and income from operations by reportable segment for the three and six months ended June 30, 2018 and 2017 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Heavy Civil Construction	$223,284	$209,194	$410,524	$362,610
Residential Construction	45,450	37,218	80,702	37,218
Total Revenue	$268,734	$246,412	$491,226	$399,828

Operating Income
Heavy Civil Construction	$6,380	$3,141	$8,340	$1,667
Residential Construction	5,770	5,215	10,488	4,901
Total Operating Income	$12,150	$8,356	$18,828	$6,568

The following table presents total assets by reportable segment at June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
Assets
Heavy Civil Construction	$343,559	$354,090
Residential Construction	127,126	109,208
Total Assets	$470,685	$463,298